Schedule I

Transocean Ltd.

The name and present principal occupation of each of the executive officers and directors of Transocean Ltd. are set forth below. Unless otherwise listed, each of these persons has as their business address Turmstrasse 30, Steinhausen, Switzerland.

Name	Position within Transocean Ltd.	Principal Occupation and, if not employed by Transocean Ltd., Name, Principal Business and Address of Employer
Jeremy D. Thigpen	Director, Chair of the Board of Directors
Chadwick C. Deaton	Director
Glyn A. Barker	Director
Vaness C.L. Chang	Director
Frederico F. Curado	Director
Dominic J. Dell’Osso, Jr.	Director	President and Chief Executive Officer of Expand Energy Corporation, 6100 N Western Ave, Oklahoma City, OK, 73118
Vincent J. Intrieri	Director	Founder and Chief Executive Officer of VDA Capital Management LLC
William F. Lacey	Director	Executive Vice President and Chief Financial Officer of Woodward, Inc., 1081 Woodward Way, Fort Collins, CO, 80524
Samuel Merksamer	Director	Executive Director at Mubadala Capital, Al Mamoura A Building, Abu Dhabi, 45005
Frederik W. Mohn	Director	Owner and Managing Director of Perestroika, Statsminister Michelsens veg 38, 5230 Paradis, Bergen, Norway
Keelan I. Adamson	Director, President and Chief Executive Officer
Robert Thaddeus Vayda	Executive Vice President and Chief Financial Officer
Brady Long	Executive Vice President and Chief Legal Officer
Roderick Mackenzie	Executive Vice President and Chief Commercial Officer